FOR IMMEDIATE RELEASE

Puda Investment Holding Limited Completes Exchange Transaction
and Merges into Public Shell

Vero Beach, FL - July 18, 2005 -- Purezza Group, Inc. (OTC BB: PRZA) (“Purezza”) announced today that effective July 15, 2005, it has completed its Exchange Transaction with , Shanxi Puda Resources Co., Ltd. (“Shanxi Puda”), Puda Investment Holding Limited (“Puda”), a British Virgin Islands company, and each of the members of Puda (the “Puda Members”). Puda, through its affiliates and controlled entities, including Shanxi Puda, is engaged in the business of coal crushing, preparation, and cleaning.
Puda currently has annual production of 1,200,000 tons of cleaned coal and management believes it is the largest cleaned coal processing company in the Shanxi province and among the top five in the nation. To further strengthen its market position and enhance its competitiveness, Puda is aggressively increasing its production capacity and planning to double its capacity in 2005 and quadruple its capacity in 2006 through new machine installation and acquisition. Given the scarcity in resource and the robust economic growth in the PRC, demand for coal and especially high-quality coal is expected to be strong.
Puda’s consolidated revenues increased by 47% from 2003 to 2004, with Puda generating revenues of $13.4 million and $19.7 million in 2003 and 2004, respectively. The majority of Puda’s customers are in central and northern China.
At the closing, Purezza acquired all of the outstanding capital stock and ownership interests of Puda (the “Interests”) from the Puda Members. In exchange, Purezza issued to the Puda Members 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Purezza, which are convertible into 678,500,000 shares of Purezza’s common stock. Effective as of the closing, Puda became a wholly-owned subsidiary of Purezza and the historical business operations of Puda will comprise Purezza’s principal business operations going forward. Keating Securities, LLC acted as financial advisor to Purezza in the transaction.

Immediately following the closing, the Puda Members will own 92% of the outstanding shares of Purezza’s common stock, or 678,500,000 shares on an as converted basis, and the existing shareholders of Purezza will own 8% of the outstanding shares of Purezza’s common stock, or approximately 59,000,000 shares. On an as converted basis, Purezza will have 737,500,000 shares of common stock outstanding. Purezza expects that, upon approval by a majority of its stockholders, it will change its corporate name and approve a 1-for-10 reverse stock split of its outstanding common stock.
The existing officer of Purezza, Kevin R. Keating, will be replaced by a newly appointed board of directors. Zhao Ming, Puda’s current Chairman and Chief Executive Officer, will become one of three directors of Purezza. One independent director will be designated by Keating Reverse Merger Fund, LLC, the current majority stock holder of Purezza, and Zhao Ming may designate another person to fill the remaining vacant position on the board of directors.

About Puda
Puda, through its affiliates and controlled entities, including Puda, specializes in coal preparation by applying a water jig washing technology. Coal preparation, also referred to as coal beneficiation or coal cleaning, is a physical process and the stage in coal production when the raw run-of-mine coal is processed into a range of cleaned, graded, and uniform coal products suitable for metallurgical purpose, such as steel making. High-grade cleaned coal production depends on high-grade raw coal inputs, and Puda’s coal washing facilities are located in Liulin County of Shanxi Province, where top grades of coking coal reserves exist. The coal from this area has been known as the “King of Coal” in China.

Forward-looking Statements
This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Purezza and Puda to be materially different from future results, performances or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Purezza’s and Puda’s future plans, strategies and expectations, are generally identifiable by use of the words “may,”“should,”“expect,”“anticipate,”“estimate,”“believe,”“intend” or “project” or the negative of theses words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Purezza’s and Puda’s actual result could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, Purezza undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other event in the future.

CONTACT:	Pamela A. Solly
Keating After Market Support, LLC
(720) 489-5876